                                                                    Exhibit 99.1


(AASTROM BIOSCIENCES INC LETTERHEAD)


FOR IMMEDIATE RELEASE

CONTACTS:   Kris M. Maly or                           Kevin McGrath
            Becky Anderson                            Cameron Associates
            Investor Relations Department             Phone:  (212) 245-4577
            Aastrom Biosciences, Inc.
            Phone:  (734) 930-5777

                        AASTROM BIOSCIENCES, INC. REPORTS
                THIRD QUARTER FISCAL YEAR 2004 FINANCIAL RESULTS

ANN ARBOR, MICHIGAN, APRIL 29, 2004 -- Aastrom Biosciences, Inc. (NasdaqSC:
ASTM), today reported financial results for the third quarter of fiscal year 2004 ended March 31, 2004. The Company also summarized recent key operational, clinical and governance achievements that continue to drive its cell-based therapeutic products toward standard medical use.

Significant achievements in the third quarter of fiscal year 2004:

- We initiated our U.S. clinical trial of the Company's bone generation Tissue Repair Cell (TRC) stem cell product at our lead clinical trial site in Chicago, IL. Up to three centers will be included in the current trial, and as many as 20 patients will be recruited who have either long-term (a minimum of 8 months) non-healing tibial leg fractures, or tibial non-union fractures that are severe enough to require a bone graft to aid repair.

- In January, we commenced our bone graft clinical study in collaboration with BG-Kliniken `Bergmannsheil' Ruhr-University Hospital, located in Bochum, Germany. This study will use our proprietary bone-forming TRCs in combination with a commercial synthetic bone graft matrix (provided through collaboration with Mathys Medical, a division of Synthes located in Bettlach, Switzerland) to treat up to ten patients with serious leg fractures that require a bone graft for recovery.

- The U.S. Patent and Trademark Office awarded us a new patent that covers a method of bone marrow transplantation, often referred to as stem cell transplants, using cells produced with our proprietary single-pass perfusion technology that enables the growth of normal human cells outside the body.

- We announced in March the initiation of a bone grafting clinical trial to be conducted by ITRT (Institut de Terapia Regenerativa Tisular) at Hospital General de l'Hospitalet, Hospital de Barcelona and Centro Medico Teknon, located in Barcelona, Spain. The feasibility clinical trial is designed to demonstrate the safety and effectiveness of our TRCs to regenerate new, healthy bone in the repair of non-union large bone fractures. Our TRCs will be combined with a commercial synthetic matrix and used to treat up to five patients.

- In February, we announced the appointment of Linda Manoogian Fingerle to our Board of Directors. Ms. Fingerle brings extensive business management and financial planning experience to the Company, and her executive accounting and finance background qualifications enable us to meet the audit committee financial expert requirements of Nasdaq and the SEC.

"We made significant advances on several fronts during the third quarter. These accomplishments include exciting clinical programs combined with a growing collaboration program that are together bringing novel cell therapies to patients," said R. Douglas Armstrong, Ph.D., President, Chief Executive Officer and Chairman of Aastrom. "We opened enrollment in our Phase I/II multi-center bone grafting clinical trials for our TRC stem cell product at our lead site in Chicago, IL, and initiated similar bone graft clinical studies in both Germany and Spain. These trials are intended to evaluate the efficacy of our bone graft product in the treatment of tibial non-union fractures."

THIRD QUARTER AND NINE MONTHS ENDED MARCH 31, 2004 RESULTS

Total revenue, consisting of product sales and rentals, as well as grant and other revenue, increased for the quarter and nine-month periods ended March 31, 2004 to $0.4 million and $1.1 million, respectively, compared to $0.3 million and $0.7 million for the same periods in fiscal 2003. An increase in grant revenue for the quarter and nine-month periods ended March 31, 2004, which offset declines in product sales and rentals during those periods, was the reason for the increase in total revenues relative to the comparable periods of fiscal year 2003. The decrease in product sales and rentals is primarily due to extended internal evaluations at potential customer sites that have delayed sales of our instrumentation and therapy kits in fiscal year 2004.

Aastrom reported a net loss of $2.5 million for the quarter, or $.03 per common share, compared to a net loss of $2.1 million, or $.04 per common share for the same period in fiscal year 2003. For the nine months ended March 31, 2004, the Company reported a net loss of $7.7 million, or $.11 per common share, in fiscal 2004 compared to a net loss of $6.8 million, or $.14 per common share, for the same period in fiscal 2003.

Total costs and expenses for the quarter and nine months ended March 31, 2004 increased to $2.9 million and $8.9 million, respectively, compared to $2.4 million and $7.6 million for the same periods in fiscal year 2003. Expenses reflect decreases in cost of product sales and rentals to $5,000 and $22,000, respectively, for the quarter and nine months ended March 31, 2004, from $21,000 and $132,000, for the three and nine-month periods ended March 31, 2003. The non-cash provision for obsolete and excess inventory decreased to $0 and $253,000, respectively, for the quarter and nine months ended March 31, 2004, compared to $186,000 and $445,000 for the same periods in fiscal year 2003. Research and development expenses increased slightly to $1.7 million and $4.5 million for the quarter and nine months ended March 31, 2004, from $1.4 million and $4.2 million for the comparable periods in fiscal year 2003. Selling, general and administrative expenses increased to $1.3 million and $4.2 million for the quarter and nine months ended March 31, 2004, compared to $0.9 million and $2.9 for the same periods in fiscal year 2003.

As of March 31, 2004, the Company had cash, cash equivalents and marketable securities of $10.4 million compared to $10.5 million at June 30, 2003. In early April 2004, the Company added to cash approximately $8.5 million in net proceeds from a registered direct offering to institutional investors of 8 million shares of its common stock.

AASTROM CONFERENCE CALL INFORMATION

R. Douglas Armstrong, Ph.D., President, Chief Executive Officer and Chairman, and Alan M. Wright, Senior Vice President Administrative & Financial Operations and Chief Financial Officer of Aastrom Biosciences, Inc., will review and discuss the third quarter fiscal year 2004 financial results and the Company's recent progress and future goals today, April 29, 2004, at 11:00 a.m. (EDT) when they will host a conference call. Interested parties should call (785) 832-2422, or toll-free (800) 905-0392, fifteen minutes before the start of the call to register and identify themselves as registrants of the `Aastrom Conference Call'. The call will be simulcast on the web at http://www.firstcallevents.com/service/ajwz405645326gf12.html, and the entire call will be archived for replay at the same site for 90 days.

ABOUT AASTROM BIOSCIENCES, INC.

Aastrom Biosciences, Inc. (NasdaqSC: ASTM) is a late-stage development company focused on human cell-based therapies. The AastromReplicell(TM) System - a patented, integrated system of instrumentation and single-use consumable kits for the production of patient-specific cells - is the Company's core technology for its Prescription Cell Products (PCP) business and its Cell Production Products (CPP) business. The principal focus of the PCP business is the repair or regeneration of tissue intended for large markets such as bone grafting and vascular systems. Aastrom is currently engaged in clinical trials of its bone grafting product both in the U.S. and

Europe. The CPP business markets the AastromReplicell(TM) System to researchers and companies for their production of cells for clinical trials. These two businesses are intended to enable Aastrom to generate multiple paths to revenue. The initial commercial phase of the CPP business for dendritic cell production products is underway in Europe and the United States. For more information, visit Aastrom's website at www.aastrom.com.

This document contains forward-looking statements, including without limitation, statements concerning clinical trial plans and expectations, intended product development and commercialization objectives, potential product applications, and potential advantages of the AastromReplicell(TM) System and related cell therapy products, which involve certain risks and uncertainties. The forward-looking statements are also identified through use of the words "intended," and other words of similar meaning. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, the availability of resources and the allocation of resources among different potential uses. THESE AND OTHER SIGNIFICANT FACTORS ARE DISCUSSED IN GREATER DETAIL IN AASTROM'S ANNUAL REPORT ON FORM 10-K AND OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


                           - Financial Table Follows -

                            AASTROM BIOSCIENCES, INC.
                                   (Unaudited)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:


                                                 Quarter ended March 31,             Nine months ended March 31,
                                              -------------------------------       -------------------------------
                                                 2003               2004               2003               2004
                                              ------------       ------------       ------------       ------------
REVENUES
    Product sales and rentals ..........      $    130,000       $     10,000       $    298,000       $     45,000
    Grants and other ...................           150,000            406,000            371,000          1,047,000
                                              ------------       ------------       ------------       ------------
       Total revenues ..................           280,000            416,000            669,000          1,092,000
                                              ------------       ------------       ------------       ------------

COSTS AND EXPENSES
    Cost of product sales and rentals ..            21,000              5,000            132,000             22,000
    Cost of product sales and rentals -
       provision for obsolete and excess
       inventory .......................           186,000                 --            445,000            253,000
    Research and development ...........         1,351,000          1,660,000          4,168,000          4,471,000
    Selling, general and administrative            854,000          1,279,000          2,869,000          4,200,000
                                              ------------       ------------       ------------       ------------
       Total costs and expenses ........         2,412,000          2,944,000          7,614,000          8,946,000
                                              ------------       ------------       ------------       ------------

OTHER INCOME ...........................            30,000             28,000            104,000            113,000
                                              ------------       ------------       ------------       ------------

NET LOSS ...............................      $ (2,102,000)      $ (2,500,000)      $ (6,841,000)      $ (7,741,000)
                                              ============       ============       ============       ============

NET LOSS PER SHARE
    (Basic and Diluted) ................      $       (.04)      $       (.03)      $       (.14)      $       (.11)
                                              ============       ============       ============       ============

Weighted average number of shares
    outstanding ........................        51,656,000         72,204,000         48,340,000         71,384,000
                                              ============       ============       ============       ============


CONSOLIDATED BALANCE SHEET DATA:

                                                        June 30,         March 31,
                                                          2003             2004
                                                       -----------      -----------
ASSETS
    Cash and investments ........................      $10,512,000      $10,426,000
    Other current assets ........................        1,341,000        1,437,000
    Property, net ...............................          302,000          308,000
                                                       -----------      -----------
       Total assets .............................      $12,155,000      $12,171,000
                                                       ===========      ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities .........................      $   580,000      $   545,000
    Shareholders' equity ........................       11,575,000       11,626,000
                                                       -----------      -----------
       Total liabilities and shareholders' equity      $12,155,000      $12,171,000
                                                       ===========      ===========


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